CONTACT:
U.S. Physical Therapy, Inc.
Carey Hendrickson, Chief Financial Officer
email: chendrickson@usph.com
Chris Reading, Chief Executive Officer
(713) 297-7000
Three Part Advisors
Joe Noyons
(817) 778-8424

Exhibit 99.1
U.S. Physical Therapy, Inc.
Conference Call Transcript
August 14, 2024; 10:30 am ET

Operator:
Good day and thank you for standing by. Welcome to the U.S. Physical Therapy second quarter 2024 earnings conference call. At this time, all participants are in a listen-only mode. After this speaker's presentation, there will be a question-and-answer session. In order to ask a question during the session, please press the star (*) key, followed by the number one (1) on your telephone. Please be advised that today's conference is being recorded. Should you require any further assistance, please press star (*) zero (0). I now like to turn the call over to Chris Reading, president and CEO. Please go ahead, sir.

Chris Reading:
Thanks, Jamie. Good morning and welcome everyone to our second quarter 2024 U.S. Physical Therapy earnings call. With me on the line this morning, I've got Carey Hendrickson, the Chief Financial Officer; Eric Williams, President and COO of East; Graham Reeve, our Chief Operating Officer, West; Rick Binstein, our Executive Vice President and General Counsel. Before I make some prepared remarks relating to our quarter and year, I'll ask Jake Martinez to cover a brief disclosure.

Jake Martinez:
Thank you, Chris. This presentation includes forward-looking statements which involve certain risks and uncertainties. These forward-looking statements are based on the Company's current views and assumptions. The Company's actual results may vary materially from those anticipated. Please see the Company's filings with the Securities and Exchange Commission for more information. This presentation also contains certain non-GAAP measures as defined in Regulation G. The related reconciliations can be found in the Company's earnings release and the Company presentations on our website. Chris?

Chris Reading:
Thanks, Jake. So, let's get started. My discussion this morning will cover a variety of highlights. We definitely made some progress in some key areas. We will also touch on one of our primary challenges as well. Let's start with the fact that this was a very solid quarter from falling into perspective. The best visit per clinic per day, quarter in our history. April was our high month at 31.2, marking a high also for the year, followed by May nicely over 30, June just under 30, at 29.8. And all this follows normal seasonal progression with school finishing and summer vacations kicking off for a bit before things get back to normal – which  they are now here in Texas, with school starting back this week in many places.

Speaking a minute to our expectations, our total visits are ahead of where we budgeted them to be the midpoint this year, better by approximately 6,600 visits and ahead of last year, same period, by over 108,000 visits. Our partnerships are doing a great job addressing demand and doing a terrific job with patients in what continues to be a rather tight labor market. More on that in a minute.

Kudos are due to our contracting team. We're starting to see their hard work over the past 18 months really beginning to bear fruit. Net rate for the quarter progressed nicely and finished at $105.05 per visit, up a little bit more than $3.00 per visit over the same quarter of 2023. As you might remember last year, we renegotiated a large volume of commercial and more complicated contracts. While those adjustments took a little time to phase in and show up, we're now seeing nice progression and expect that to continue as the year goes forward.

We have also seen our work comp volume move up, and while the aggregate percentage has changed a little, it really shows up when you see the number and rate of year-over-year change in work comp visits, which I'll have Eric cover as we open it up for a discussion after these prepared remarks.

The combination of rate for commercial plans and our faster than average work comp growth is resulting in a very nice uptick in our net rate so far for the year. And actually, we expect that to continue as we go forward.

On the injury prevention side of things, we had a very good quarter. Revenues grew by more than 23%. We also saw a nice margin improvement of about 70 basis points to 21.4%, with an increase in profitability of more than 27%. Now, I was just out in Denver. I spent a few days with our Briotix partners. They're working to integrate our recent Atlas acquisition. That opportunity is going very well, and the integration of our teams is progressing nicely with what I think will be some enhancements that will be beneficial to us in the long run once this combination is fully complete. Both of our injury prevention partnerships, East and West, are doing well and gaining new customers and have a better than expected, better than budget trajectory on the year so far.

Where we have more work and frankly, we're behind where we expected to be at this point and really our primary point of struggle was around our PT related cost for labor. Carey will cover the per visit and percent of revenue costs and detail, but the sum of it all is that the people we have hired this last year and likely in the period slightly preceding that are at a higher rate given inflation and employee scarcity than we've experienced in the past. Therapists overall are about 4% more on average before incentives, front office personnel are about 5% more.

Additionally, in a handful of markets we have greater than expected use of contract and travel-based labor. That obviously has hurt us and is impacting our performance and margin despite the strong gains in net rate that we have made. It's a little bit of a two-edged sword in that we have good demand in and across most of our partnerships. Addressing that immediate demand in the current environment has necessitated that we bring on more contract labor than we initially envisioned.

Our Ops teams are very aware where we are and where we would like to be and are working hard to ensure that we have the staffing balanced appropriately for the season and we have sufficient resources to meet the demand but remain highly efficient at the same time.

Additionally, we have made numerous investments in the areas of recruiting that we expect to bear fruit and some longer-term initiatives with respect to school relationships, partnerships and affiliations. These are all things you should expect us to be doing over the coming months and quarters as we look to readjust the market factors that occur only influencing our outlook for the remainder of the year.

Let me say this, I know our cost issue is an unfavorable development we have to overcome. When you look at our key focus areas over time we have a very good history of overcoming obstacles. We have a dedicated and capable group of partners, a great Ops team, all of whom are working to get this dialed in over the coming period.

One final note, we are busy and remain committed on the development side of things. A few of our deals have pushed out a little bit due to factors that we don't control on the seller-side of the equation, but rest assured we are working hard and we expect a strong finish through the year for development efforts with some exciting markets and partners who we are anxious to make part of our family as we look ahead.

That concludes my overview and prepared remarks. Carey, as he always does so well, will cover the detail behind these themes. Go ahead, Carey.

Carey Hendrickson:
Great. Thank you, Chris. Good morning, everyone. We saw some really good things inside of our numbers for the second quarter, things that we expect to continue to benefit us through the remainder of the year and beyond. Chris mentioned some of them in his remarks, but they are particularly notable and worth repeating a few of them. Our hard work on rate negotiations and our focus on increasing workers’ comp as a percentage of our overall business continued to take root in the second quarter, resulting in a substantial year-over-year increase in our net rate. Also, our average visits per day in the second quarter were a record high for the Company.

Our IIP business grew at a mid-teens rate in the second quarter even before adding the acquisition that we made on April 30. Our salaries and contracts labor were higher than we would have liked in the quarter, but the business itself is strong as we continue to see meaningful growth in these key indicators.

We reported adjusted EBITDA for the second quarter of 2024 of $22.1 million compared to $23.6 million in the prior year. Our adjusted EBITDA margin was 16.4% in the second quarter of this year compared to 17.7% in the second quarter of the prior year. Traditionally, most calculate our, EBITDA margin without the benefit of knowing what our adjusted revenue before minority interest is, which makes it appear that our margin is lower than it actually is. This adjusted EBITDA margin that I just quoted as 16.4% in the second quarter is calculated on an apples-to-apples basis with both revenue and EBITDA adjusted for minority interest.

Our Operating Results were $11 million in the second quarter of 2024 which is an increase of $600,000 over the second quarter of 2023. On a per share basis, Operating Results were slightly lower in ‘24 compared to ’23, with $0.73 cents this quarter, and $0.76 cents in the second quarter of last year. That small decrease is related to the increase in shares that were associated with the secondary offering that we completed in May of last year.

Our average visits per clinic per day in the second quarter was 30.6, which is the highest volume for a quarter in the Company's history. Chris noted what the progression was throughout the month, the lower number in June as he mentioned is our typical seasonal pattern as both patients and our clinicians take vacations and the schedule just changes a little bit in the summer for families. In July, our average visits per day was 29.8, which is consistent with July of last year and it's in sync with our seasonal expectations.

Our net rate was $105.05 in the second quarter of 2024 which was $3.02 per visit, or 3% higher than the second quarter of last year even with another 1.8% Medicare reduction by CMS that was in effect in the second quarter of 2024. This was the highest quarterly net rate we've had since 2020 while enduring four Medicare rate reductions by CMS since that time. Excluding Medicare, our rate was up $4.80 per visit or 4.5% over the second quarter of last year. The increase was largely related to our strategic priority of increasing reimbursement rates through contract negotiations with commercial and other payers and our focus on growing our workers' comp business.

We’re also focused on maximizing our cash collections through improvements in our revenue cycle management. Each of our major categories of payers increased year-over-year. Workers' comp, which is one of our highest rate categories increased from 9.6% of our revenue mix in the second quarter of 2023 to 10.1% in the second quarter of 2024. These rate enhancing initiatives will remain high priorities throughout 2024 and beyond.

Physical therapy revenues were $143.5 million in the second quarter of 2024 which was an increase of $11.2 million or 8.5% in the second quarter of 2023. This increase was driven by having 25 more clinics on average in the second quarter of 2024 than in the second quarter of last year as well as an increase in our visits at mature clinics and, of course, the increase in our net rate.

Physical therapy operating costs were $114.7 million which was an increase of 10.3% over the second quarter of last year due in part again to having 25 more clinics on average in the second quarter of last year as well as the increases in salaries and wages and contract labor costs that we've mentioned.

On a per visit basis our total operating costs were $84.46 in the second quarter which compares to $80.61 in the second quarter of 2023. Our salaries and related costs per visit were $59.66 in the second quarter of 2024 compared to $57.59 in the second quarter of '23. And our physical therapy margin was 20.1% in the second quarter of '24.

As Chris noted, our IIP team produced excellent growth in the first quarter. IIP net revenues were up $4.5 million or 23.2% over the second quarter of '23 with IIP income up $1.1 million or 27.4%. Excluding the acquisition that we closed on April 30, 2024, our net revenues were still up 13.5% with a gross profit up 15.7%. Our IIP margin increased from 20.7% in the second quarter of '23 to 21.4% in the second quarter of '24.

Our corporate office costs were $14.2 million which is 8.5% of revenue, right in line with expectations in the second quarter of 2024 that compared to $12.1 million or 8% of revenue in the second quarter of '23. The second quarter of '23 included a downward revision in our bonus accrual causing it to look a little bit better as a percent of revenue than in the second quarter of this year. Our corporate costs in the second quarter of this year were actually lower than our budget by about $400,000.

Quickly turning to our Balance Sheet, it continues to be an excellent position. We have $142.5 million of debt on our term loan with a swap agreement in place that places the rate on our debt at 4.7% which you know is a very favorable rate in today’s market and well below the current fed fund rate even. In the first half of 2024 alone, the swap agreement saved us $1.8 million in interest expense with cumulative savings of $5.1 million since the third quarter of 2022 in interest expense.

In addition to the term loan, we also have a $175 million revolving credit facility that had nothing drawn on it during the second quarter -- so that's all available capacity -- and we have approximately $90 million excess cash over and above what we need for working capital ready for deployment into grow initiatives. We’ve deployed $40 million of cash for acquisitions so far this year and expect to deploy more before the end of the year.

As we noted in our release, we're updating our EBITDA guidance for full year 2024, returning to our original range of 80 million to 85 million. The change in guidance reflects our updated expectations for salaries and related costs and contract labor through the remainder of the year, related to the continuing challenging employment environment, particularly for our clinicians and our front office staff. We expect our patient volumes to continue to be strong during 2024, and we expect to make additional progress on net rate throughout the year.

With those details, Chris, I'll turn it back to you.

Chris Reading:	Okay, Carey. Great job. Thank you. Jamie, let's go ahead and open it up for questions.

Operator:
Certainly. At this time, if you would like to ask a question, please press star (*) one (1) on your telephone keypad. Should you find your question has been answered, you may remove yourself from the queue by pressing star (*) two (2). Once again, that is star (*) one (1) to signal for a question and star (*) two (2) to remove yourself. We will pause for just a moment to allow questions to queue. [Pause] We'll go first to Brian Tanquilut with Jefferies. Please go ahead.

Brian Tanquilut:	Hey. Good morning, guys.

Chris Reading:	Hey, Brian.

Carey Hendrickson:	Hey, Brian.

Brian Tanquilut:
Good morning. Chris, maybe I’ll start with you. The labor challenges that we're seeing here, I guess two questions. It doesn't seem like it's impacting your ability to drive volume growth. So, is this just a matter of basically a reset in the baseline for what your therapists are making? Then maybe, the second part of the question would just be, how are you thinking about strategies and initiatives to drive and improve that labor situation?

Chris Reading:
Yes, good two good questions. First part is the perspective that it hasn't impacted our volume because the volume has been pretty good. I think it has impacted our volume in a negative way. I mean, we've beefed up our recruiting teams, we're doing better, but we still have markets where if somebody does leave us – and turnover has been good, but if somebody does leave us, they relocate their family to another state or another place, it takes a while to fill that spot, and we do feel it. So, I think if the labor market eases, I think it reciprocally will have a further uplift on volume. But demand is good. Look, the operations team, it’s a tough balance, particularly as we have gone into and through now vacation season, with our staff working hard to deal with the volume that they have, and the necessity to bring in some other – or ancillary staff to fill those gaps to keep volume up. Ops team is very aware of it, Eric and Graham and our regional presidents. It's tough, but we've got to just keep everything very dialed in. We had a greater number of techs hired in the period than I expected. So, they're digging into that a bit. That may just be a seasonal thing and we're coming out of that season now that school's back in.

Then just on the demand side, any time that there's pressure around hiring, the tendency is to pay more, to just lock it down. We need to do a better, longer-term job on widening the funnel. So, we're making some adjustments and some investments in the part of our business that really interfaces mostly closely with the PT schools around the country, and offering a wider complement of things that we can do for those programs to help them, and reciprocally, help us as well. That's a little bit longer-term program and project, but all those things are in the works right now.

Brian Tanquilut:
Okay, that makes sense. And then, maybe just my follow-up question would just be on turnover. Are you seeing any change there, or is that something that's just stable and then what we're seeing is just how our replacement cycle is consistent with historical trends?

Chris Reading:
I think turnover has actually been pretty steady. Steady, meaning it's been good for the last year and a half, two years. I think the group's done a good job on that. Where we've seen pressure, is that this year we gave probably larger than average raises just because people were pressed and the market's tight and it's very competitive, and then the newer people coming in, we know we're paying a bit more than we were a couple of years ago. And so, I think it's that combination. Where I think we're going to have to retest, and I don't know that it'll be on the clinician's side of the market, but on our hourly wage area in our front desk and looking maybe for some more efficiencies there, or retesting the numbers that we've been paying this last year to see if we can – out of the inflation, as a beta to see if we can get those back down a little.

So, even with all those things factored in, our cash flow has been fantastic. Our collections have been really good, and our executive group that handles that area is doing a great job in just making sure we're as efficient as we need to be and can be on the backside of our operations as well. So, that in combination with the fact that I expect that we'll still see some more rate growth, and I'm really pleased with all of the reports and how that is lining up, and Carey and I both expect to see that to continue to progress over the coming period. So, it's going to have to be that combination of operational focus, seeing what we can do in terms of rate at the front desk, and some efficiencies into other areas, and hopefully, we can get it down a bit.

Brian Tanquilut:	Awesome. Thank you.

Chris Reading:	Thanks, Brian.

Operator:	We'll hear next from Larry Solow with CJS Securities. Please go ahead.

Larry Solow:
Thanks. Good morning, Chris. Good morning, Carey. I just have a question on the volumes, and maybe a little bit of a follow-up to Brian's question just on the salaries. So, as you pointed out, a record level in a season with a strong quarter, just curious of year-to-date, we're pretty much flat on a same store basis. I know Q1 was – maybe that's a little unfair because of some weather. But you've grown 2% to 3% volume the last 10 years. So, is there – as we get above this 30 per day, and I've asked this question before, are there constraints? I mean, clearly, it sounds like, I guess, staffing is one of them, and you did mention that volume is in line with your expectations. So, do you bake in a little bit of a slower volume year this year? Just any color around that would be great.

Chris Reading:
Yes, I don't think 30 is special for anything. I mean, a lot of our workforce are part-time, regular committed part-time, but part-time; moms that are working part-time with kids still at home, other things. So, we do have the ability to flex, I think, assuming that staffing is available and people are available. I think that's been the biggest limiting factor for this year. And you're right, we're flat on the year after having a lighter than expected first quarter. Second quarter came in about where we expected. It was a little bit lighter in June than I think we had modeled, particularly after a strong April. But volume, generally speaking, demand for new patients is there, we just have to be able to assess it from a staff perspective. So, I don't think this is a ceiling for us. We certainly don't have a ceiling from a facility standpoint, when you look at physical plant and things like that. It’s all about creating incremental staffing so that we can continue to grow.

Larry Solow:
Right. And I think you've done a great job, obviously, made some good strides. It feels to me like, hopefully, you continue to negotiate and renegotiate, right? Because physical therapy, as we know, is a cost saver, right? And with these inflationary pressures, you should be able to go back. Some industries are getting so much more price, right? So, I feel like you guys have…

Chris Reading:	Yes, we've had four years worth of cuts…

Larry Solow:
Right. And just on the Medicare side, any update there? I think they came out with their proposals. Maybe this is the last year of proposed cuts. Any thoughts, longer term, maybe going to a CPI-based index pricing on the government's side, or anything there for – yes.

Chris Reading:
That's what's supposed to happen now in the interim period, this comment period following the July release. We're pressing hard. I mean, having five years' worth of cuts in a row, in succession, it just – it’s making operational adjustments very, very difficult. I think we've squeezed and maneuvered and managed – not perfect by any stretch, but I think pretty well. And yet, I don't know that I can name another industry that's had – maybe home health in some stretches, this kind of punishment, unnecessarily, it all frankly comes from a mistake that MedPAC made when this all began, where they didn't realize that physical therapy was part of the code set that they were impacting. They thought they were impacting interventional pain management specialists, PM&R doctors, and orthopedic surgeons, the guys at the top of the food chain. It's unfortunate, but we're in it. We're almost out the other side. I can't imagine that this is going to continue without some reversal. We're spending a lot more time in D.C. with the lobby group, our industry group, APTQI, with the APTA, with our congressmen and women. Hopefully, once this election cycle is through and – we get some daylight on the other side and people can focus on governing, we can make some progress.

Larry Solow:	Got it. And the proposed cut, I guess, for ’25, I believe, is just on the – similar to the initial proposal for ’24, just on the 3%? Is that right?

Chris Reading:	Yes, I think that’s…

Carey Hendrickson:	2.5%.

Chris Reading:	Okay.

Carey Hendrickson:	Yes.

Larry Solow:	Right. Okay. And just [Crosstalk]

Carey Hendrickson:	Go ahead, Larry. Go ahead.

Larry Solow:	No, no, go ahead. Your comment. I just had a question, a random one. Just go ahead. What was your thought there?

Carey Hendrickson:
I was just saying, in the meantime, we're working – we can't control what Medicare does, what CMS does, unfortunately. But in the meantime, we're trying to control what we can control, and that's putting a lot of effort towards contract – negotiations for commercial, for workers comp, for all the things that we're seeing. Really good progress there. And remember, when we did these negotiations, many of them, we built in three-year step increases. So, they continue to produce each year, to have continual step increases in our rates. So, that's good, and that's going to benefit us going forward. It's already benefited us. We're seeing – really starting to see the impact of it now. I'm pleased with our team – they’ve done a really good job on that. As well as the increase in workers comp, the number of visits in particular, and as a percent of our mix, it's a really good thing because that's one of our highest rate categories. So, we're working hard to move that rate even with the pressure from CMS.

Larry Solow:
Great. I was just going to ask you about Hurricane Beryl. I know it caused a little bit of a lateness in your results, and shutdowns around the Houston area. I know you guys have a decent amount of facilities down there. Was there any volume impact we should expect in Q3?

Carey Hendrickson:
We lost about 2,600 visits as a result of that. I noted in my comments that our average visits per day in July was 29.8. So, it's still right in line with what June was, and right in line with our expectations, and right about the same place it was last year in July of ’23.

Larry Solow:	Great. I appreciate it all. Thank you.

Chris Reading:	Thanks.

Operator:	We’ll go next to Joanna Gajuk with Bank of America.

Chris Reading:	Good morning, Joanna.

Joanna Gajuk:
Hi. Good morning. Thanks so much – hey. Thanks so much for taking the question here. So, I guess on the labor ..my question is – a viewpoint. You’ve been hiring these workers for a year, or maybe even longer at this high rate. So, my question is that, why such a surprise on labor during this quarter, right? I mean, you’ve been talking about staffing improving and turnover below the industry, which I guess that still holds, but I guess why were you so surprised with this quarter? Why, I guess, it didn’t transpire in Q1?

Chris Reading::	Yes, it’s a – go ahead, Carey.

Carey Hendrickson:
Yes. I was just going to say one of the things that that played into that, I think, was we expected to be able to transition from contract labor to permanent employees in some of these markets we’re really challenged with. So that would have helped, but we had higher contract labor and that was part of the equation. But, Chris, go ahead.

Chris Reading:
No, I think – you know, I think part of it was we had a really strong April - a really, really strong April, and spring quarter is usually a very strong volume quarter for us. I think the combination of having a quarter with a lot of demand resulted, maybe, in us having slight increments here and there of staff beyond what we needed as the quarter progressed. You know, we’re still peeling this onion a bit. As Carey said, we have a handful of markets that kind of stand out as markets where, at least I believe, that we shouldn’t have as much contract labor as we do. We should be able to find long-term employees that are committed and part of our staff. We have good teams there, but for whatever reason, we’re struggling in those handful of markets. So, Eric and Graham, and the rest of the team --meeting with partners, working on that, we’re trying to look at some of the underlying factors, but you know, as Carey mentioned, we didn’t expect to be carrying as much of contract labor as we have.

Then, honestly, I thought as inflation began to subside a bit, we could get our front office hourly rates down. I don’t know that we’ve seen that transpire yet, but we’re going to have to test it, because I think, you know, particularly at our front desk, we’re too high, and we’re going to have to see what we can do there. So, a combination of factors, I wish it was perfect, but of course, we’ll have to make some adjustments.

Joanna Gajuk:	So, when it comes…

Eric Williams:	And Chris, this is Eric.

Joanna Gajuk:	Oh, go ahead.

Eric Williams:
The only other comment I would’ve added to that is, is while the turnover rate is low and we are backfilling clinical and non-clinical positions with a higher rate, there’s also an impact on the existing staff within the business. I mean, when you start bringing in newer people, potentially less experienced, it does have an impact in terms of doing market adjustments to hang on to existing staff. So, it’s something that we’re battling right now. There’s no question. I think there’s a couple of things that we’re in a process of doing now that’ll have an impact for us. We’re certainly going, to Chris’s point, where we saw labor adds in the business, taking a hard look at ensuring that the productivity we have within that clinic is consistent with our staffing ratios for clinical and non-clinical staff, so the people with added staff, -- did we get the volume to leverage those additional expenses? I will say that, looking a little bit deeper in this, and to Chris’s point, we still are peeling the onion a little bit. The ’23 de novos that we had in place didn’t lever cost as effectively as they should. So, we’re in the process of evaluating those businesses to see what we can do in terms of changing their trajectory. We did expect them to contribute a little bit more than they did from a net income perspective, so that’s a place we’re going to have to revisit.

There’s no doubt that the additional resources that we’re putting in here will help us, and particularly in recruiting, are going to help us. I think we’ve added roughly a 40% increase in recruiting staff to help us in those problem markets where we’ve over-relied on contract labor, so I think those additional resources will help us there. And my hope is the additional resources will also decrease fill times to bring PTs on board where we do have turnover. Because, to Chris’s point, there is a volume impact associated with turnover that’s reflected in these first two quarters, so it’s an area that we’re just going to continue that for focus and invest in going forward here over the balance of the year.

Joanna Gajuk:
This is great. Thank you so much. And if I may, it sounds like that there, I guess, is a handful of markets that stand out. So, I guess the question there is like, did something change competitively? Are you seeing more competition from other therapy providers, physical therapy, or is it nursing homes, or is there anybody that I guess is changing behavior that made it kind of more competitive?

Chris Reading:
Yes, let me take that. I think we’re seeing young people come out of school right now. Some years ago, everybody moved to a mandatory doctorate program; seeing younger people come out of school with higher and higher levels of debt. Those of us who have had kids in college, we know that the progression for just general college, let alone graduate level programs, has increased every year. So, what we’re also seeing, which differs from years and years ago is we’re seeing people with debt levels that are so high that, while when I came out of school, I knew that the only think I wanted to do was orthopedic outpatient physical therapy, and while some of these kids would like to be in the settings that we offer, because they’re fantastic settings, they have to go where the money is the highest. So, in some cases, that may be in a hospital, it may be in a physician-owned practice, it may mean home health, nights and weekends. So while the competitive market hasn’t necessarily seismically shifted, what has shifted is the amount of debt that these kids have and the necessity to make choices that are purely based on how many dollars they can put in the bank in any given time. And we haven’t been a profession that’s been driven that way, but we see more and more people that are faced with those realities, and we’ve got to – you know, as an industry, we’ve got to adjust.

Joanna Gajuk:
Thanks for the call. So, my last one on this topic and I guess my last question. So, you also mentioned that you look to obviously try to manage down the cost, but you also mentioned some efficiency. So, can you maybe elaborate on exactly what you can do to kind of improve these efficiencies which would result in improved labor? Thank you.

Eric Williams:
Well, that’s definitely volume. I mean volume is our best way to lever our cost, but the point that I was referencing earlier is, you know, going back and taking a look at where we had our headcount adds -- particularly in the tech and front office space, which is where a lot of our headcount adds did take place -- and making sure that those clinics with those additional adds are really at the threshold that we would expect from a business perspective to support that kind of staffing. So that’s a clinic-by-clinic analysis that’s going to result in, you know, if we’re overstaffed, shuffling people around and putting them in the right place or taking labor out in the event that they don’t have the volume to support it.

Joanna Gajuk:	Great. Thank you so much.

Chris Reading:	Great. Thank you.

Operator:	Our next question will come from the line of Jared Haase with William Blair. Please go ahead.

Carey Hendrickson:	Good morning, Jared.

Jared Haase:
Hey, good morning. Thanks for taking the questions. Carey, [I’m waiting] for you, just one. I want to make sure I understood kind of the – going back to the original guidance range for adjusted EBITDA for the year. Some of the assumptions in the second half of the year, I just to understand kind of the puts and takes there. Is that largely reflecting your swing factors in the labor environment in the second half of the year, or anything else that you’d call out in terms of assumptions for the guidance, and are you assuming further increases in labor costs per year, or is that largely - you’re kind of based on current trends?

Carey Hendrickson:
The guidance, it includes – it’s based on current trends in our labor. There’s really no impact on the revenue side, we’re doing what we thought we’d do from our previous guidance and forecast on that side. It’s just on the cost side where we’ve had to bump it up a little bit to kind of reflect what we’ve seen so far this year.

Chris Reading:	Carey, if I may, I want to add one thing.

Carey Hendrickson:	Yes.

Chris Reading:
When we originally did guidance, we had a pretty good-sized deal that we had close to done, and we had baked in. Unfortunately, as life happens sometimes, one of the owners went, and probably is still going through, a difficult divorce that put the kibosh on that opportunity, and so that in combination with some of the other factors that we’ve discussed at length here but that was a pretty good chunk of both revenue and EBITDA that we expected to be in the door by the end of June that, we had to adjust that out.

Jared Haase:
Understood. That makes sense and that’s helpful. I guess just as a follow-up, maybe taking a step back. This is more of a strategic question but I’m curious how you think about the balance between growth and profitability going forward. Obviously, you are seeing strong demand and very nice volume trends that of course is leading to some of the incremental contract labor utilization to help support that. Do you start to consider at all kind of pivoting the strategy a bit, you maybe capture a little less volume growth but have a little more stability on the expense side.

Chris Reading:
Yes, you know it’s tough. I mean it’s a fair question, it’s a good question. We’re in the service business to take care of people and so when somebody’s at your door and they’ve had surgery and want to be seen, we just as caregivers at heart, we have a hard time saying no to that. So generally speaking, most of our facilities probably with a few exceptions, they don’t have waiting lists, they don’t have a lot of patients that they turn away. It’s not to say that we shouldn’t look at our mix of patients and how we prioritize based on acuity and maybe even based on in some cases payor dynamics who gets to the front of the line.  I haven’t looked at all those things, quite honestly to make sure that the next 10 patients that come in aren’t patients that are just barely above our cost to deliver care. We’ve got to be focused so that’s why the focus on work comp has been so important. I guess on that to just to create some perspective. I’d like Eric to talk a little about the growth in the work comp area because I do think it relates to your question and how we prioritize what we do and when we make step adjustments and other things. Eric, you want to touch on that.

Eric Williams:
Sure, yes, sure. I’m happy to talk about that. I know it’s been a focus of our quarterly calls here for a little while. There’s a lot of work that was done to really properly position the organization to grow work comp. Carey referenced it, work comp went from 9.6% of revenues in Q2 last year to 10.1% this year and while that may seem relatively lower when compared to what work comp percentages looked like in the past, we’re making substantial strides in terms of visit growth. Our visit growth in Q2 on work comp was 12.6%. We’re running about 9.3% year to date. So this category is growing really, really well. I think it’s directly tied to the efforts we’ve had in terms of substantially increasing network participation, and we have another nine work comp contracts that are going to be coming online here in Q3 and Q4 that I think will further drive growth in the work comp category and it’s absolutely our highest paying segment of the business and growing well. So it’s gone great and I think it will continue to grow going forward for the rest of the year.

Jared Haase:	Yes, thank you.

Operator:	Any additional questions, Mr. Haase?

Jared Haase:	No, that was great. I appreciate all the color.

Eric Williams:	Thank you.

Operator:	Once again, ladies and gentlemen, if you would like to ask a question, please press star 1 on your telephone keypad. We’ll go next to Michael Petusky with Barrington Research. Please go ahead.

Chris Reading	Hey, good morning.

Michael Petusky:
Hi. I guess I want to circle back on the things that you can do. I know that you guys have done some initiatives in terms of automation in particular with front desk, and I’m just wondering have you guys sort of maxed what you’re going to do there, can do there or is there more can be done to sort of maybe alleviate some of the pressures you’re feeling around labor and that part of your business?

Chris Reading:
I don’t think we’re maxed at the front desk. Eric, I don’t know if you or Graham want to touch on that, but we still have opportunity there, and we’re early in, I think on some of that automation change.

Eric Williams:
Yes, of course that’s a very fair description of where we’re at. I think there’s still some opportunity here. We haven’t taken advantage of all the functionality that is available to us. That really goes back to some integration issues that we’re having with our EMR vendor that we’re working through as it relates to the ability to turn on some of that functionality. So, it’s going slower, but it’s not going to be the magic pill. I think it’s going to help some, but it’s not going to have this major, major impact in terms of decreasing front office staff. I think in our larger facilities, it creates efficiencies for us, but we’re continuing to look at other opportunities besides automation in terms of how we can leverage administrative costs within our business, and more to come on that as we go down that path and we’ll share it with you guys as that vision unfolds.

Michael Petusky:
One other initiative that we’ve talked about maybe 12, 18 months ago that I haven’t heard a lot about since is GPO and, I mean, is that something that’s still at all a meaningful focus, or is that also sort of very marginal in terms of impact?

Chris Reading:	Go ahead, Graham.

Graham Reeve:
Well…we’re still working through it. It’s been challenging in some areas. We’re looking at different options in how we can do different savings mechanisms. We do have it stood up. It’s rolled out to probably about 45-50% of our clinics. We’ve seen some savings, but it hasn’t moved the needle as much as we were thinking it might. So, we’re looking at some different options on how we might be able to get some more movement on that sort of spend.

Michael Petusky:
I guess, just to sort of wrap up this idea, is there an issue, Chris, you feel like in terms of getting partner buy-in on some of these initiatives that really is needed, where you want to let these guys, they’re entrepreneurial guys, you want to let them run their business, but at some level, maybe they’re not taking advantage of all that you guys could help them with in terms of optimizing. I’m just curious if maybe a recalibration of how this works would be helpful?

Chris Reading:
Yes, no. I actually don’t think that’s a – and that’s not to say that in any initiative that we don’t have people who are excited and early adopters, and other people who are going to come on with a little different perspective, but I think our partners have done a great job and we’ve built a lot of trust over the years. It varies by category and by specific activity, whatever it is we’re doing. For instance, right now, and we’ve been working on this for a while, and it really has been, as Eric mentioned, the systems issue, but remote therapeutic monitoring which is an opportunity that CMS provides to us to interface with patients as they perform their home program and maintaining a level of consistency, we think that’s really important. We thought it was important a year ago, but we couldn’t get the vendors and the systems to talk efficiently, and while we have partners who were interested in it, it was too clunky and it was difficult. Now we’ve finally gotten the vendor interface worked out. It’s taken a lot longer than we had hoped, that’s the nature of things sometimes. You bring different companies together and you try to get things to work and try to push as hard as you can, and then if it’s too inefficient, it doesn’t get adopted as readily. So, there was a period of time for instance on that initiative and rollout where we just have to press pause because it wasn’t worth, you know, the drama and getting people frustrated. So, we have to focus on other things, and that’s the nature of operations. I mean, you live on relationships and you focus or you think you can get the greatest return, and if you’re working on a hundred things, you’re probably not getting a lot done. You have to focus on the key things where you’re going to make a difference. So, I think our partners do a good job, I think they understand. They’re certainly not fighting, but these are day-to-day, minute-to-minute kind of issues which just require a lot of attention and precision. In some places, we’ve got to dial in a little better. In other places, we’re going to have to figure it out. But the reality is it’s going to be a little bit more expensive, and we’re going to have to come up with some other revenue opportunities to offset it. That’s just the nature of the business right now.

Michael Petusky:	Let me just make one last and I’ll get off.

Chris Reading:	Yes.

Michael Petusky:
In terms of the labor headwinds and just on the other side, the CMS cuts of the several years, I mean, do you think there’s an opportunity for APTA, other sort of leaders in terms of this industry to sort of go and say, “Look…” – at this point, like something is going to – we’re at a place where something is going to give and access the service and all the rest of it is going to be impacted. Like this field has gotten to a point where it’s almost enough is enough. I’m just curious if you guys have been talking about it, sort of a way to go to the powers that be and say, “Look, we need some help here.” Everybody else gets price increases relative to inflation or pressures and we continue to face these headwinds but we still face the headwinds in pricing and then the headwinds in paying clinical and just on office staff. Thanks.

Chris Reading:
Yes. Mike, the world is complicated, but this particular issue isn’t complicated. We know that we saved – on the medical side of things, we know that we save significant costs. The patients go through a course of physical therapy in the entirety of their healthcare in a year or 18 months following a course of PT. We know for a Medicare aged patient, they’re going to spend less, particularly from being more active, more socially engaged, more activities to lower A1C, all of that. It’s not lost on anybody. APTQI which is a consortium of all of the big PT companies, for the most part, along with the APTA. We’re in DC now a lot and we don’t run into many lawmakers who think that we should have these cuts or that the cuts make sense to them. But Washington has been a bit of a dysfunctional place. We’ve all noticed that. I hope we can, partially at least mitigate the cut for ’25 as we have in more recent periods, and then we should move into a system in 2026 which allows us to have cost of living base rate changes. I mean, if you look at the accumulation, I don’t know exactly – I have to look at what it’s been, but it’s close to 10% that we’ve absorbed within this year on an accumulated basis, but in this year, if you look at where we are compared to where we were in 2019, it’s tens of millions of dollars that fall straight to the bottom line or specifically get removed straight from the bottom line, and it’s been an every year thing. It is what it is, we’ve got to deal with it, but if you give me a neutral to 1% to 2% increase every year on Medicare rates, what we could do with that would be amazing. I think we are about to turn the page, and it’s been a long time coming. We’re tired of being in this wash cycle that we’ve been in, but I think we’re nearing the end and we will continue to press our DC constituency card. With the way the world is, it’s just hard to get necessarily the aggregated attention that you need to make dramatic change, but we’re not giving up.

Michael Petusky:	Okay, got it. Thanks guys, appreciate it.

Chris Reading:	Thanks Mike.

Operator:	And our final questioning que will be a follow-up from Larry Solow with CJS Securities.

Larry Solow:
Right. Thank you. Just a question on the worker’s comp, I guess, more from the high level. They used to be like a mid-teens percent of your business, right, pre-COVID. And, obviously, the world has changed a little bit with remote work and all accelerated, but I feel like your target audience can’t really be remote in terms of the working field. So, I’m just curious what – structurally, is there anything different that has caused a dramatic decline in worker’s comp volume over the years? I guess, since COVID, really.

Chris Reading:
Larry, I wish had a perfect answer for that. I mean, all PT companies that I’m aware of, post COVID, have had a pretty significant drop in worker’s comp percentage. I can’t tell you that I know why that makes sense or why that would happen but it has happened and all we can do is to focus on what we do. That focus has been to re-train to make sure that communication and follow-up across in the comp world multiple constituencies who have interest in the case. It’s the payer’s case manager, maybe the company, the doctor, of course, always but it’s just that continuous retraining and we focus on that. And as Eric said, we’ve gotten access to a broader network. To be honest, through COVID, we were dealing with other things at that time. Over that period, which was a couple of years give or take, with the front desk turnover, you lose people, and you lose some traction, so I’m trying to get it back. I’m not going to promise that we’re going to get back to 14% but as Eric said, we are growing our comp visits at a rate that’s a pretty nice rate. So, we’ll see where it ends up.

Larry Solow:	Okay. Probably as I may squeeze one last one on a more positive note.

Chris Reading:	Sure. [Laughter] Sure, sure.

Larry Solow:
As Carey said, the industrial prevention business obviously grew nicely. I think, he said low double digits on an organic basis. What’s the driver there and does that business, is that a contraindicator as employment gets a little better – Because obviously, although I know the labor market is tight, unemployment is coming up a little bit – maybe not losing a little bit or getting worse, I guess, maybe better for you guys in a sense, but what’s going on in this business that’s driving that growth?

Chris Reading:
Yes. So, simply it [Laughter] works. It works really well. We now have more programs and services, and program lines than ever before. When we started, we had one primary and a couple very peripheral, and now we have 15 or 20 different individualized programs as a result of some of the acquisitions that we’ve done. Those have all integrated well, some of the growth that we’ve had both in the team and in our service offering. So, one it works, it saves money. We’re seeing companies where we get a foot in the door be willing to expand from just their most problematic sites across the countries so that there is a really nice organic intra-customer growth opportunity.

We’re seeing as you might guess, as  risk managers, and heads of HR within an industry or within an industry area, to different companies and they have good success with us, good success before. Good success, they’re bringing us in. Companies are dealing with a musculoskeletal issuethat is a significant problem for them, and the word’s getting out that these types of programs do work. So, a combination of things. But I’m really proud of our teams. We’ve added and, grown, and strengthened these team over time. They’re doing a good job right now, and I expect the momentum that we have will continue. In terms of the question about how it relates to where the economy is, I would say some of these programs are cyclical and that when the economy is blowing and going they’re busier, and some are counter cyclical. So, in other words, maybe when the labor gets really tight, our post offer testing which is meant to screen out people who might get injured down the line or are likely to be injured. We can’t screen everybody up. So, as labor gets tighter, some of those programs slow down, but that’s always in the mix. Now, we have enough diversity across our programs to where if we see a slowdown in one, we’re seeing a pickup in another and it doesn’t show up that much. It’s just pretty steady overall.

Larry Solow:	Great. Thank you, guys, appreciate it.

Chris Reading:	Thank you.

Operator:	And ladies and gentleman as at this time, there are no further questions, I’d like to turn the floor back over to Chris Reading for any additional or closing comments.

Chris Reading:
Okay. Jamie, thank you. Listen, I know this is a long call, I want to thank everybody for your questions, your attention. I know we have some follow upcalls scheduled so, please reach out to Carey or I. We’re happy to spend time with you. Just know that we’re working hard on these opportunities. So, have a great day. Thanks again. Bye.

Operator:	Once again, ladies and gentlemen, that will conclude the U.S. Physical Therapy second quarter 2024 earnings call. Thank you for your participation. You may disconnect at this time.

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